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                                  Exhibit 10.8
                           VESTCOM INTERNATIONAL, INC.
                            1100 Valley Brook Avenue
                        Lyndhurst, New Jersey 07071-3687

                                 January 1, 1999


Sheryl Bernstein Cilenti, Esq.
1100 Valley Brook Avenue
Lyndhurst, New Jersey  07071-3687

                  Re:   Change in Control Agreement

Dear Ms. Cilenti:

              We are currently parties to an employment agreement dated September 18, 1997. We believe that it is desirable to amend those provisions of that agreement governing your rights upon a change in control of Vestcom International, Inc. ("Vestcom" or the "Company"). It is not intended to change your employment agreement in any way except as expressly set forth herein. Accordingly, the change in control benefits under your current employment agreement are superseded by the following provisions.

              Change in Control. (a) Upon the occurrence of a "Trigger Event" (as defined below), you shall be entitled to receive a lump sum payment equal to the "Two Year Amount".

              (b) "Trigger Event" shall mean either (i) termination of your employment with the Company or any successor at any time during the period beginning on the effective date of a Change in Control and ending twelve (12) months after the Change in Control, other than a "Termination for Cause" or termination of employment by you without "Good Reason" during such 12 month period , or (ii) failure, upon a Change in Control, of either the Company or any successor to all or a substantial portion of the Company's business and/or assets to continue your employment as Vice President and General Counsel of the Company or such successor for a period of at least twelve (12) months after the effective date of the Change in Control, with a salary at least equal to the Base Amount (as defined below) and a bonus each year equal to no less than the Bonus Amount (as defined below), or (iii) failure, upon a Change in Control, of your employer and the entity in which you hold the position described in (ii) above, to be a public company (defined as a company (x) whose voting securities are registered with the Securities Exchange Commission and listed for trading on a national securities exchange or the Nasdaq National Market and (y) that does not have a "50% Shareholder"), or (iv) termination of employment by you after failure of the Company or such successor to acknowledge or assume in writing the obligations to you set forth in your employment agreement and this letter agreement after request by you. Payment of the Two Year Amount shall be due in a lump sum in full upon the date of termination of employment. A "50% Shareholder" is any person, firm, corporation or Group which directly or indirectly has Beneficial Ownership of 50% or more of the publicly traded voting securities of the relevant entity (with Group and Beneficial Owner being defined as in Section 13(d) of the Securities Exchange Act of 1934, as amended).

              (c) The "Two Year Amount" shall mean two (2) times the sum of the Base Amount and the Bonus Amount. The "Base Amount" shall mean the annualized base salary which you are earning immediately prior to the Change in Control. The "Bonus Amount" shall mean the annual bonus you received attributable to your performance during the full fiscal year immediately prior to the effective date of the Change in Control.

              (d) Upon a Change in Control, all stock options or other unvested benefits under any compensation or employee benefit plan of the Company shall immediately become vested and exercisable by you.

              (e) A "Change in Control" shall be deemed to have occurred if:
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                  (i) Any person, firm or corporation acquires directly or
indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition, the acquirer has Beneficial Ownership of voting securities representing 40% or more of the total voting power of all the then-outstanding voting securities of the Company; or

                  (ii) the individuals (A) who, as of the date hereof constitute the Board of Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company (the "Company Board") and whose election, or nomination for election, to the Company Board was approved by a vote of at least 2/3 of the Original Directors then still in office (such Directors being called "Additional Original Directors") or (C) who are elected to the Company Board and whose election or nomination for election to the Company Board was approved by a vote of at least 2/3 of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Company Board; or

                  (iii) The stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

                  (iv) The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e. 50% or more in value of the total assets of the Company).

              (f) "Good Reason" means (i) a failure of the Company or its successors without your prior consent to fulfill its obligations under your employment agreement in any material respect (after 15 days written notice to cure), (ii) a failure of the Company or its successors to maintain your position as Vice President and General Counsel of a public company, (iii) any material change by the Company or its successor at any time in the offices, functions, duties or responsibilities of your position with the Company which would materially reduce the ranking, level, dignity, responsibility, importance or scope of your position, (iv) any decrease in your annual compensation level or in the value of your benefits, (v) any move of the offices of the Company or its successor without your consent such that you would be required to commute more than 25 miles more each way than you currently commute, or (vi) any failure to pay you any amounts due to you.

              (g) "Termination for Cause" means a termination of your employment by the Company or its successor for "cause". For purposes of this letter, "cause" means (1) conviction of any crime that constitutes a felony or a criminal offense involving moral turpitude or (2) intentionally engaging in conduct that is materially injurious to the Company or its successor.

              (h) The Company shall notify you in writing promptly after the Company becomes aware or anticipates that a Change in Control is likely to take place.

              (i) If the Company or its successors do not timely make all payments owed to you and provide you all benefits to which you are entitled, whether due hereunder or otherwise due to you, and you retain counsel to enforce your rights to payment or other entitlements, the Company and its successors shall also be obligated to reimburse you for all reasonable attorneys fees incurred in collecting amounts or benefits due to you.

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              (j) This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect so long as you are employed by the Company and upon and through your termination of employment, unless terminated by mutual consent of both parties in writing.

              Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms.

                                                   Sincerely,

                                                   /s/ Joel Cartun
                                                   ----------------------
                                                   Joel Cartun, Chairman

Accepted:


/s/ Sheryl Bernstein Cilenti
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Sheryl Bernstein Cilenti